                                                Acxiom Corporation
                                         Leadership Team Compensation Plan
                                                 Fiscal Year 2006

         Compensation for Acxiom's leadership is based upon principles designed to align leadership compensation with business strategy, Acxiom values and management initiatives.  The Plan is designed to:

                o  align the leaders' interests with the stockholders' and investors' interests,
                o  motivate the leaders to achieve the highest level of performance,
                o  retain key leaders by linking executive compensation to Acxiom's performance, and
                o  attract the best candidates through competitive, market-based plans.

         The resulting compensation strategy is targeted to provide an overall level of compensation opportunity that is competitive within the markets in which Acxiom competes, as well as within a broader group of companies of comparable size and complexity.  Actual compensation levels may eventually be greater than or less than the average competitive market levels, based upon the achievement of Acxiom, as well as upon individual performance.

Components of Compensation

         Compensation paid to Acxiom's leaders consists of base pay, cash incentive pay and long-term incentive compensation ("LTI").  The compensation system contains varying compensation levels and criteria for determining cash incentive pay and LTI, which provides flexibility in establishing appropriate total cash compensation and
LTI packages for Acxiom's leadership.

         Base Pay - Base pay levels are largely determined through market surveys of comparable companies and positions.  Actual base salaries are determined by individual performance, which is assessed annually through the
Acxiom performance review process, and market comparisons.

         Cash Incentive Pay - Cash incentive pay is used primarily to reward leaders for meeting or exceeding
Company financial goals.  Cash incentive pay levels are largely determined through market surveys of comparable
companies and positions.   Leaders are eligible to receive quarterly payments of up to 20% of their annual incentive amount based upon year-to-date performance against financial targets. Eligibility for the remaining amount is based upon full-year performance and is paid after the end of the fiscal year.  Targets for determining payment of any cash incentive awards are set by the Company's internal compensation committee.  For FY 2006, cash incentive payments to senior leaders and all other leaders (with the exception of those discussed below) will be subject to the Company meeting its quarterly and annual operating income targets.  Any over-attainment payments for these leaders are subject to approval by the Company's internal compensation committee.  Some client-facing leaders will have up to 70% of their annual payment subject only to account specific targets and will be eligible for an over-attainment payment based upon performance against those targets.

         Long-Term Incentive Compensation - For FY 2006, the Company intends to use restricted stock and/or restricted stock unit awards as the primary component of its LTI Plan, which is subject to approval by the shareholders at the annual meeting on August 3, 2005.  Eligibility for LTI awards will depend on role, individual performance and other criteria that may be established by the Company's internal compensation committee.  Awards to eligible leaders will be made by the Compensation Committee of the Board of Directors after the end of the second quarter and will be subject to the Company meeting its operating income target.  Once awarded, the restricted stock and/or restricted stock units will vest 25% after the first year and 25% thereafter during the following three years.

         Supplemental Executive Retirement Plan - All members of Acxiom's leadership team are eligible to participate in the Supplemental Executive Retirement Plan ("SERP"), by contributing up to 100% of their pretax income into the plan.  Acxiom matches at a rate of $.50 on the dollar up to the first 6% of the leadership team members' combined contributions under both the SERP and Acxiom's 401K Retirement Plan.  The Acxiom match is paid in Acxiom common stock.

         Benefit Plans -  Acxiom maintains certain broad-based employee benefit plans in which leadership team members are permitted to participate on the same terms as non-leadership team associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.